Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Collopy
(414) 347-3706

SENSIENT TECHNOLOGIES CORPORATION ACQUIRES XENNIA

Transaction expands digital inks capabilities

MILWAUKEE, WI, May 7, 2015 – Sensient Technologies Corporation (NYSE: SXT) today announced that it has reached an agreement to acquire the assets of Xennia Technology Ltd., a UK manufacturer of specialty inks used in digital printing. Xennia’s product lines consist of reactive, acid and sublimation inks for printing on a range of textiles and other substrates. The business is currently owned by Royal Ten Cate NV, a multi-national producer of functional materials headquartered in the Netherlands. Xennia reported revenue of approximately $11.0 million in 2014. The transaction is expected to close in the third quarter of 2015.

Paul Manning, President and CEO of Sensient, said, “We are very excited about the expertise and opportunities that Xennia will provide. Xennia’s strong technical capabilities will broaden our product offering and accelerate our access to important customers and markets for our inks business.”

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals. The Company’s customers include major international manufacturers representing most of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

This release contains forward-looking statements that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for such forward-looking statements. A variety of factors, including general economic conditions affecting the Company’s worldwide business, could cause the Company’s actual results and experience to differ materially from the anticipated results. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

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